Consent of Independent Registered Public Accounting Firm

Diguang International Development Co. Ltd.
8th Floor, Building 64, Jinlong Industry District Majialong
Nanshan District, Shenzhen, PRC

We hereby consent to the use in the prospectus constituting a part of this registration statement of our report dated January 26, 2006, relating to the consolidated financial statements of Diguang International Holdings Limited for the years ended December 31, 2003, 2004, and 2005, which is contained in that prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Reanda
BDO Reanda
Beijing, People’s Republic of China
June 15, 2006